Exhibit 99.1

AEGION CORPORATION REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

•
First quarter 2014 non-GAAP diluted earnings per share from continuing operations increased 44 percent to $0.13 from $0.09 in the first quarter of 2013. On an as-reported GAAP basis, diluted earnings per share in the first quarter of 2014 were $0.12.

•
Energy and Mining operating income increased 40.8 percent year over year to $7.7 million bolstered by the Brinderson acquisition on July 1, 2013. Operating margins declined 80 basis points to 4.2 percent in the seasonally low earnings quarter of the year.

•	Water and Wastewater operating income increased 17.8 percent year over year to $3.0 million.

•
Commercial and Structural operating income declined $0.4 million year over year to a loss of $1.6 million as operating expenses increased from the investments made to foster growth and operational improvements.

•
Consolidated backlog as of March 31, 2014, compared to a year ago, increased 56.4 percent to $748.7 million because of the inclusion of Brinderson and a 28.8 percent increase for the Water and Wastewater platform.

St. Louis, MO - April 29, 2014 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the first quarter of 2014. Reported GAAP net income from continuing operations totaled $4.5 million, or $0.12 per diluted share, compared to $3.6 million, or $0.09 per diluted share, in the prior year quarter. Excluding adjustments, net income from continuing operations totaled $4.8 million, or $0.13 per diluted share, in the first quarter of 2014 (non-GAAP1).

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “The results in the first quarter were ahead of our expectation as the North American operations of our Water and Wastewater platform increased crew utilization and productivity due to more favorable weather conditions in the month of March. The performance of our other businesses was within prior expectations. We believe market conditions remain favorable for the key businesses that are predicted to drive our performance in 2014. This is reflected by our solid backlog position at the end of the first quarter, which affirms our outlook for the full year and expectations for non-GAAP earnings per share from continuing operations to be in the range of $1.50 to $1.70.”

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
1 Reconciliation of all GAAP to non-GAAP financial results in this release is presented on page 9. Consolidated first quarter 2014 non-GAAP results exclude a $0.5 million pre-tax charge, or $0.01 per diluted share, from the sale of the Company’s 49% interest in Bayou Coating, L.L.C., recorded in “Other income (expense)” on the Consolidated Statement of Operations.

2014 Updated Outlook

Sales acquisitions in the United States increased during the first quarter compared to the prior year quarter for the corrosion engineering and cathodic protection business by 36 percent and for the industrial linings business by 18 percent; both are positive indicators for the remainder of the year. The outlook in the Middle East remains favorable for these businesses and the robotic coatings business as progress continues on the offshore Saudi Aramco Wasit project, which is expected to be completed in late 2014 or early 2015. Brinderson increased its downstream maintenance billable hours in the quarter to a record level from existing and multiple new large contract awards. Brinderson is actively bidding several large upstream opportunities in the coming months. Water and Wastewater’s North American business enters the second quarter with record backlog driven by a 21 percent increase in sales acquisitions in the first quarter of 2014 compared to the first quarter of 2013. The increase in sales acquisitions for these businesses was a contributor to the $748.7 million consolidated backlog position as of March 31, 2014. These larger businesses account for nearly 80 percent of Aegion’s expected revenues and a substantial portion of the anticipated operating income in 2014.

Commercial and Structural’s North American business made good progress in the quarter. Investments to create a premier sales and project management organization began to take hold through greater sales visibility and improved execution on projects awarded in late 2013. As of March 31, 2014, the North American business has secured 50 percent of its forecasted 2014 revenues with a line of sight, from a growing sales funnel, to the majority of the remaining revenues needed. The Asian business delivered improved performance on a year over year basis due to successful execution in Hong Kong and Singapore, two key markets for 2014. The recent Japan national certification of structural equivalence for Fibrwrap® in wooden structures allows for the launch of the Tyfo® Defender System in 2014 for the Japanese national initiative to seismically retrofit all residential and commercial structures.

The international mining markets and the oil and gas market in Mexico remain challenging for the industrial linings business, which is factored into the outlook for 2014. Over the past few months, there has been renewed interest from existing and prospective customers in several markets. This is an encouraging sign for a possible return of international mining projects for the industrial lining business in the near term. The coatings operation in Louisiana continues to actively pursue a significant addressable market for the Gulf of Mexico offshore market. These potential awards are not included in the expectations for 2014, but hold promise for this business over the next few years.

“From our vantage point early in 2014, Aegion is well positioned to deliver on the financial outlook for the full year,” said Mr. Burgess. “Favorable end markets support the expected growth for our larger businesses that have recurring revenues, while we continue to have a more pragmatic view for the project-based businesses that have more volatility in 2014. We believe 2014 will be the year our Company takes a significant step forward to achieve our objective of delivering sustainable earnings growth that will drive meaningful annual improvements in return on invested capital.”

Consolidated Highlights

First Quarter 2014 versus First Quarter 2013

Revenues increased $80.3 million, or 35.5 percent. Brinderson contributed $75.9 million in revenues during the quarter with no revenue contribution during the first quarter of 2013. Commercial and Structural revenues increased $2.7 million from greater project volume across all geographies, especially Asia. Revenues from the Water and Wastewater segment increased $2.3 million due to increased volume in the North American business, although the business was impacted by severe weather during January and February of 2014. Partially offsetting these increases were decreased revenues from the industrial linings business as a result of the completion of the large Moroccan project in late 2013, a temporary slowdown in Canadian pipeline construction activity, and the continued lull in pipe coating project activity for the Gulf of Mexico and international mining markets for the industrial lining business.

Gross profit increased $12.9 million, or 26.9 percent, to $61.1 million, with Brinderson contributing $11.4 million at 15 percent margins. Water and Wastewater increased gross profit by $0.9 million due to slightly increased revenues and improved margins from the North American operations year over year, notwithstanding significant weather disruptions in the first quarter of 2014. Commercial and Structural gross profit improved $0.7 million, or 15.8 percent, primarily from growth in Asia. Partially offsetting the increases were the issues noted above impacting revenues and cost related inefficiencies caused by the adverse weather on our corrosion engineering and cathodic protection business in the United States. As a result of these factors, consolidated gross margins declined by140 basis points in the quarter.

Operating expenses increased $10.6 million, or 25.7 percent. Brinderson added $6.6 million to operating expense during the first quarter of 2014. Exclusive of Brinderson, operating expense as a percent of revenue for Energy and Mining increased 240 basis points primarily due to continued strategic investments to create a growing and sustainable market in the Middle East and the impact of lower revenues for the pipe coatings operation in New Iberia, Louisiana, as there was insufficient volume to absorb fixed costs. These factors were partially offset by improved cost efficiencies in the industrial linings operations. Water and Wastewater operating expense as a percent of revenue was relatively flat year over year. Operating expenses as a percent of revenue for Commercial and Structural improved slightly year over year due to cost containment efforts in our Asian operations as revenues grew year over year, which offset the increase in North America related to the investments made to restore growth and improve operational capabilities.

Operating income increased 34.0 percent to $9.1 million in the first quarter of 2014 compared to the first quarter of 2013. The Energy and Mining and Water and Wastewater segments increased operating income by $2.2 million and $0.5 million, respectively. Offsetting the improved performance was an operating income decline for the Commercial and Structural platform of $0.4 million. Exclusive of Brinderson’s contribution of $4.8 million, Energy and Mining operating income decreased $2.6 million.

Cash Flow

Net cash flow used in continuing operations for the first quarter of 2014 was $8.9 million compared to $6.7 million provided by continuing operations in the first quarter of 2013. The decrease in operating cash flow compared to 2013 was primarily due to timing of working capital requirements; specifically, large project payments received by our industrial linings operations in the first quarter of 2013 that were not repeated in the current year. There were also a large number of projects performed in late first quarter of 2014 for which collections were not received by quarter end.

Net cash flow provided by investing activities in the first quarter of 2014 was $3.1 million compared to a $4.5 million use of cash in the first quarter of 2013. The positive cash flow in 2014 primarily resulted from the sale of our 49% ownership interest in Bayou Coating, L.L.C., which was completed on March 31, 2014 for a sale price of $9.1 million. Capital expenditures in the first quarter of 2014 were $5.6 million compared to $5.0 million in the first quarter of 2013, slightly increased due to the addition of Brinderson and more maintenance capital to support the growing North American Water and Wastewater business.

Net cash flows from financing activities used $9.3 million during the first quarter of 2014 compared to $8.8 million used in the first quarter of 2013. In the first quarter of 2014, the Company used $5.5 million to repurchase 239,075 shares of common stock through open market purchases and in connection with the Company’s equity compensation programs, as compared to $4.6 million to repurchase 200,038 shares in the first quarter of 2013. During the first quarters of 2014 and 2013, the Company made scheduled principal payments on its long-term debt of $4.5 million and $6.3 million, respectively.

Net cash flow for the first quarter of 2014 was an outflow of $14.3 million, as compared to an outflow of $14.7 million in the first quarter of 2013.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited, in millions)

	March 31, 2014	December 31, 2013	March 31, 2013
Energy and Mining (1) (2)	$416.8	$429.1	$207.7
Water and Wastewater	285.5	280.1	221.6
Commercial and Structural	46.4	49.8	49.4
Total backlog	$748.7	$759.0	$478.7
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(1)All periods presented exclude Bayou Welding Works backlog as this business was discontinued in the second quarter of 2013.

(2)
March 31, 2014 and December 31, 2013 included backlog from Brinderson of $255.8 million and $268.3 million, respectively. Brinderson backlog represents expected revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

Energy and Mining segment contract backlog at March 31, 2014 was $416.8 million, which included $255.8 million related to Brinderson. Exclusive of Brinderson, backlog at March 31, 2014 was $161.0 million, which was relatively flat compared to December 31, 2013, but a $46.7 million, or 22.5 percent, decrease compared to March 31, 2013. Backlog for the Energy and Mining segment (exclusive of Brinderson) declined sequentially and on a year over year basis primarily due to the completion of the large Moroccan project in late 2013 (and represented $10.5 million of Energy and Mining's backlog at March 31, 2013), a reduction in capital and maintenance expenditures impacting the industrial linings operations, primarily in South America and Mexico, and progress on the Wasit gas field project in Saudi Arabia. Offsetting these declines were year over year improvements in our cathodic protection operations, primarily in the United States, and our coating operations in New Iberia, Louisiana and Canada, which are seeing increased pipe coating opportunities. At the date of its acquisition in July 2013, backlog for Brinderson was $201.0 million and increased 27.3 percent to $255.8 million at March 31, 2014. This increase was principally due to securing significant new downstream long-term maintenance contracts with customers in the fourth quarter of 2013.

Contract backlog in our Water and Wastewater segment at March 31, 2014 was $285.5 million, a $5.4 million, or 1.9 percent, increase from backlog at December 31, 2013. This segment won multiple large projects during the first quarter of 2014 in the East and Midwest regions of the United States. Market conditions in 2014 are expected to remain strong and on par with 2013 opportunities, which increased 20 percent over 2012 levels.

Contract backlog for the Commercial and Structural segment was $46.4 million at March 31, 2014. This represented a decrease of $3.4 million, or 6.8 percent, compared to December 31, 2013 and a decrease of $3.0 million, or 6.1 percent, compared to March 31, 2013. These decreases were attributable to increased project volume in Asia, partially offset by North American backlog improvements due to the expansion of the sales organization and better visibility into project opportunities.

Segment Reporting

Energy and Mining

	Quarters Ended March 31,		Increase (Decrease)
	2014	2013	$	%
Revenues	$183,910	$108,690	$75,220	69.2%
Gross profit	35,509	24,266	11,243	46.3
Gross profit margin	19.3%	22.3%	n/a	(300	)bp
Operating expenses	27,833	18,815	9,018	47.9
Operating income	7,676	5,451	2,225	40.8
Operating margin	4.2%	5.0%	n/a	(80	)bp

First Quarter 2014 versus First Quarter 2013

Energy and Mining operating income increased $2.2 million to $7.7 million due principally to a $4.8 million contribution from Brinderson in the first quarter of 2014. In addition, revenues and profits from the Wasit gas field project in Saudi Arabia were strong when compared to the prior year first quarter. Offsetting these increases were declines in our industrial linings business caused by soft market conditions in several international markets, notably Mexico, and the completion of the Morocco project in 2013. Gross margins also declined in our cathodic protection operations, primarily North America, as a result of inefficiencies that came with weather disruptions. The first quarter of 2013 also included the results of a large construction project with higher margins.

Water and Wastewater

	Quarters Ended March 31,		Increase (Decrease)
	2014	2013	$	%
Revenues	$106,133	$103,796	$2,337	2.3%
Gross profit	20,102	19,161	941	4.9
Gross profit margin	18.9%	18.5%	n/a	40	bp
Operating expenses	17,083	16,599	484	2.9
Operating income	3,019	2,562	457	17.8
Operating margin	2.8%	2.5%	n/a	30	bp

First Quarter 2014 versus First Quarter 2013

Prior to the first quarter of 2014, North American Water and Wastewater and International Water and Wastewater were two separate reportable segments. Based on an internal management reorganization, these two reporting segments are now combined for all periods presented into a single reportable segment, Water and Wastewater.

Water and Wastewater achieved a $0.5 million increase in operating income compared to the prior year quarter. The growth came from increased volume in our North American operations. Operating expenses increased by a modest 2.9 percent, a contributing factor to a 30 basis point improvement in operating margins. The successes achieved from the efforts to improve project cost estimating, maintain bidding discipline and focus on strong project management execution contributed to the quarter’s results.

Commercial and Structural

	Quarters Ended March 31,		Increase (Decrease)
	2014	2013	$	%
Revenues	$16,191	$13,490	$2,701	20.0%
Gross profit	5,452	4,710	742	15.8
Gross profit margin	33.7%	34.9%	n/a	(120	)bp
Operating expenses	7,013	5,905	1,108	18.8
Operating loss	(1,561)	(1,195)	(366)	(30.6)
Operating margin	(9.6)%	(8.9)%	n/a	(70	)bp

First Quarter 2014 versus First Quarter 2013

Commercial and Structural operating loss increased $0.4 million, or 30.6 percent, which was primarily driven by decreased gross profit margins in the North American operations. Results for the Asian operation produced a solid first quarter in 2014, with improvements in revenues, gross margins and operating income. First quarter 2014 operating results improved $1.7 million, or 52.3 percent, from the fourth quarter of 2013. Operating expenses increased 18.8 percent from first quarter of 2013 as a result of the investment in business development professionals, operation and project management, and systems to restore the sales growth and improve the business’ operational capabilities.

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Our business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 28, 2014, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-

looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The non-GAAP earnings per share exclude the earnings impact of the loss on sale of our 49 percent interest in Bayou Coating, L.L.C. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap®, Fyfe® , Tyfo® and Brinderson® are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended March 31,
	2014	2013
Revenues	$306,234	$225,976
Cost of revenues	245,171	177,839
Gross profit	61,063	48,137
Operating expenses	51,929	41,319
Operating income	9,134	6,818
Other income (expense):
Interest expense	(3,115)	(2,336)
Interest income	252	72
Other	(776)	(86)
Total other expense	(3,639)	(2,350)
Income before taxes on income	5,495	4,468
Taxes on income	1,612	1,112
Income before equity in earnings of affiliated companies	3,883	3,356
Equity in earnings of affiliated companies	677	902
Income from continuing operations	4,560	4,258
Loss from discontinued operations	(132)	(921)
Net income	4,428	3,337
Non-controlling interests	(31)	(626)
Net income attributable to Aegion Corporation	$4,397	$2,711

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.12	$0.09
Loss from discontinued operations	0.00	(0.02)
Net income	$0.12	$0.07
Diluted:
Income from continuing operations	$0.12	$0.09
Loss from discontinued operations	0.00	(0.02)
Net income	$0.12	$0.07

Weighted average shares outstanding - Basic	37,964,320	38,878,208
Weighted average shares outstanding - Diluted	38,342,796	39,286,434

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended March 31, 2014

	As Reported (GAAP)	Loss on Sale of Bayou Coating (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Other income (expense):
Other	$(776)	$472	$(304)
Income before taxes on income	5,495	472	5,967
Taxes on income	1,612	194	1,806

Income from continuing operations attributable to Aegion Corporation (2)	4,529	278	4,807

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (2)	$0.12	$0.01	$0.13
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(1)
Represents a loss on the sale of the Company’s 49 percent interest in Bayou Coating, L.L.C. The difference between the Company’s recorded gross equity in earnings of affiliated companies of approximately $1.2 million and the final equity distribution settlement of $0.7 million resulted in a loss of approximately $0.5 million that is recorded in “Other income (expense)” on the consolidated statement of operations (non-GAAP).

(2)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$143,738	$158,045
Restricted cash	613	483
Receivables, net	229,952	231,775
Retainage	30,969	30,831
Costs and estimated earnings in excess of billings	89,155	79,999
Inventories	58,674	58,768
Prepaid expenses and other current assets	38,385	38,522
Current assets of discontinued operations	4,937	5,435
Total current assets	596,423	603,858
Property, plant & equipment, less accumulated depreciation	179,211	182,303
Other assets
Goodwill	333,737	334,180
Identified intangible assets, less accumulated amortization	206,490	209,283
Investments	—	9,101
Deferred income tax assets	6,979	6,957
Other assets	15,114	14,315
Total other assets	562,320	573,836
Non-current assets of discontinued operations	2,897	2,921

Total Assets	$1,340,851	$1,362,918

Liabilities and Equity
Current liabilities
Accounts payable	$72,347	$80,417
Accrued expenses	84,497	90,966
Billings in excess of costs and estimated earnings	22,911	24,978
Current maturities of long-term debt and line of credit	24,211	22,024
Current liabilities of discontinued operations	1,731	2,070
Total current liabilities	205,697	220,455
Long-term debt, less current maturities	359,702	366,616
Deferred income tax liabilities	39,434	38,217
Other non-current liabilities	10,703	10,512
Non-current liabilities of discontinued operations	214	197
Total liabilities	615,750	635,997

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 38,047,103 and 37,983,114, respectively	380	380
Additional paid-in capital	232,122	236,128
Retained earnings	475,205	470,808
Accumulated other comprehensive (loss) income	(253)	2,052
Total stockholders’ equity	707,454	709,368
Non-controlling interests	17,647	17,553
Total equity	725,101	726,921

Total Liabilities and Equity	$1,340,851	$1,362,918

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Quarters Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$4,428	$3,337
Loss from discontinued operations	132	921
	4,560	4,258
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	10,849	9,100
Loss (gain) on sale of fixed assets	160	(264)
Equity-based compensation expense	1,284	1,835
Deferred income taxes	553	367
Equity in earnings of affiliated companies	(677)	(902)
Loss on sale of interests in Bayou Coating, LLC	472	—
(Gain) loss on foreign currency transactions	(366)	129
Other	631	(747)
Changes in operating assets and liabilities:
Restricted cash	(130)	(73)
Return on equity of affiliated companies	684	—
Receivables net, retainage and costs and estimated earnings in excess of billings	(9,005)	19,380
Inventories	(340)	(874)
Prepaid expenses and other assets	829	(912)
Accounts payable and accrued expenses	(17,652)	(25,996)
Other operating	(781)	1,381
Net cash (used in) provided by operating activities of continuing operations	(8,929)	6,682
Net cash used in operating activities of discontinued operations	—	(3,091)
Net cash (used in) provided by operating activities	(8,929)	3,591

Cash flows from investing activities:
Capital expenditures	(5,620)	(4,988)
Proceeds from sale of fixed assets	380	709
Patent expenditures	(677)	(211)
Sale of interest in Bayou Coating, L.L.C.	9,065	—
Net cash provided by (used in) investing activities	3,148	(4,490)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	1,287	638
Repurchase of common stock	(5,475)	(4,582)
Purchase of noncontrolling interest	(617)	—
Proceeds on notes payable	—	1,359
Principal payments on long-term debt	(4,539)	(6,250)
Net cash used in financing activities	(9,344)	(8,835)
Effect of exchange rate changes on cash	818	(4,985)
Net decrease in cash and cash equivalents for the period	(14,307)	(14,719)
Cash and cash equivalents, beginning of period	158,045	133,676
Cash and cash equivalents, end of period	$143,738	$118,957